Exhibit 4.11

AMENDMENT No. 4 TO THE LOAN AGREEMENT

This Amendment No. 4 (“Amendment”) to the Loan Agreement (as defined below) is entered into as of January 1 2024, (“Effective Date”) by and between Medigus Ltd., having its principal offices at 10 HaNechoshet St.,Tel Aviv, Israel (the “Lender”), and Gix Internet Ltd. (f/k/a Algomizer Ltd.), a company organized under the laws of the State of Israel, with principal offices at Menachem Begin, 11, Ramat Gan 5268104, Israel (the “Borrower”). Each of the Lender and the Borrower shall be referred to herein as “party” and together as the “Parties”.

WHEREAS, the Parties have entered into a loan agreement, dated October 12, 2021 (the “Loan Agreement”) and entered into: (1) 1st amendment to such Loan Agreement dated August 25, 2022; (2) 2nd amendment to such Loan Agreement dated August 29, 2023 (the “Second Amendment”); and (3) 3rd amendment to such Loan Agreement dated November 8, 2023 (Collectively the “Amendments”);

WHEREAS, the Borrower, after receiving funds from a private offering to the lander, made a repayment of part of the Loan Amount (as defined under the Loan Agreement) in the amount of NIS 100,000;

WHEREAS, the outstanding amount of the New Remaining Loan Amount, as of December 31, 2023, is NIS 3,000,000 (without interest);

WHEREAS, the Parties wish to extend the Second Amended Repayment Date as defined under the Second Amendment and to grant the Lender certain additional rights.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Parties hereto agree as follows:

1.	Definitions. All capitalized terms used herein, not otherwise defined, shall have the meaning set forth in the Loan Agreement or the Amendments.

2.	Amendments.

2.1.	Repayment Date - The New Remaining Loan Amount, as defined under the Third Amendment shall be repaid in full together with the Last Interest Payment on July 1, 2024 (the “Third Amended Repayment Date”).

2.2.	The following Section 3.1.6 shall be added:

“Notwithstanding the above, in the event that the Borrower (i) changes its principal business, enters new line of business, or exits a principal portion of its current line of business; or (ii) consummates a transaction whereby it is either mergers or consolidates with or into any other corporate entity (each a “Trigger Event”), the Lender shall be entitled to request the conversion of all or part of the New Remaining Loan Amount, and any or all accrued Interest thereof, into such number of ordinary shares with no par value of the Borrowe (the “Borrower Shares”), at a price per share equal to the average closing bid price of the Borrower’s Shares on the Tel-Aviv Stock Exchange during the 30 trading days prior to the Trigger Event, subject to obtaining all approvals required under applicable law.

3.	No Further Amendments. Other than as set forth herein, all terms and conditions set forth in the Loan Agreement and the Amendments shall remain without change, binding and of full force and effect.

4.	Miscellaneous. This Amendment shall be governed and construed by the terms and conditions set forth in the Loan Agreement. In any event of a conflict between the terms contained in this Amendment and the Loan Agreement or the other Amendments, the terms contained in this Amendment shall govern.

IN WITNESS WHEREOF, the Parties have caused this Amendment to the Loan Agreement to be executed by their duly authorized representatives effective as of the Effective Date.

Medigus Ltd.		Gix Internet Ltd.

/s/ Liron Carmel		/s/ Amihay Hadad, /s/ Amitay Weiss
By:	Liron Carmel	By:	Amihay Hadad, Amitay Weiss
Title:		Title:	CFO, CEO

Date:	_______	Date:	12/02/2024